Exhibit 10.39

[Avon Products, Inc. letterhead]

ANDREA JUNG

CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

Personal & Confidential

April 6, 2006

Ben Gallina

Senior Vice President

Western Europe, Middle East & Africa and China

Dear Ben:

This letter confirms our mutual understanding of the terms and conditions applying to your assignment in the U.K. as Senior Vice President of Western Europe, Middle East & Africa and China reporting to me. Your assignment in the U.K. is contingent upon our mutual understanding of the performance objectives which are subject to change at Avon’s discretion, timely local regulatory permission being obtained for you to work in the U.K. and your acceptance of the terms and conditions of this letter.

The conditions of this letter are in accordance with the policies set forth in the International Assignment Handbook, those policies being incorporated herein by this reference. This letter summarizes key points in the International Assignment Handbook and specifies certain additional conditions associated with your assignment. In terms of this specific assignment, local conditions and guidelines applicable to Avon expatriates in the U.K. will also govern you.

The date of this assignment is on or about March 1, 2006 and is scheduled to be two years in duration. The assignment may be less than two years subject to the discretion of Avon senior management. The assignment may be greater than two years subject to mutual agreement.

TOTAL COMPENSATION

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Base Salary. With the commencement of your assignment in the U.K., your annual base salary will remain at $475,000. It means a monthly base salary of $39,583.33. Your next salary review is scheduled for April 2007. Your salary will continue to be based on home country internal and external competitive rates.

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Management Incentive Plan. Your target award will remain at 65% of your base salary. As of January 1, 2006, your MIP payout will be based on the achievement of the Western Europe, Middle East & Africa and China CBUs’ pre-set MIP goals.

•	Long Term Incentive Plan. You will continue to participate in the Long Term Incentive Plan (LTIP) while on assignment in the U.K.

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Total Compensation. Your total compensation is your current performance-based compensation. This includes your annual salary, your Management Incentive Plan, your Long Term Incentive Plan and any other bonuses or performance-related incentives received during this assignment. Once the amount is determined, a hypothetical tax will be applied and you will be paid the net amount.

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Overseas Compensation

A balance sheet approach will be used to ensure that your standard of living and taxes in the U.K. will be comparable to that which you are accustomed to in the U.S.

A copy of your balance sheet is attached. It shows the current recommended pay split of your expatriate compensation. You will initially receive your salary in your home country. Should you decide to receive a portion of your salary in the U.K. during your assignment, please contact Kit Lee and Avon-U.K. in writing with the desired home and/or host salary payments you would like to receive. However, you will not begin receiving funds in the U.K. until you confirm that you have opened a U.K. bank account.

Taxes

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Tax Equalization Adjustments. Under the terms of the International Assignment Policy, your tax liability while on assignment in the U.K. will be approximately the amount that would be payable if you were working and living in the U.S. In order to equalize the tax obligation of your foreign service, a hypothetical U.S. income tax is computed and deducted from your total salary. A tax equalization calculation/reconciliation will be prepared at the end of each calendar year to determine if the appropriate U.S. taxes were withheld on your total compensation during your foreign service through your hypothetical income tax deductions.

Ernst & Young LLP will be completing your income tax returns while you are on foreign assignment. It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis. Please contact [contact person] of E&Y-Hong Kong, who has been handling your U.S. tax returns. Contact information is as follows:

Telephone:	[xxx xxxx xxxx]
Fax:	[xxx xxxx xxxx]
Email:	[email address]

You should also contact [contact person] of E&Y-U.K. regarding your host country returns. Contact information is as follows:

Telephone:	[xxx xxxx xxxx]
Fax:	[xxx xxxx xxxx]
Email:	[email address]

[Contact person], a manager at Ernst & Young (E&Y) in the United States, is responsible for the day-to-day coordination of tax issues regarding Avon’s worldwide expatriates. He may be reached at [(xxx) xxx-xxxx] or via email at [email address]. [Contact person], a tax partner at Ernst & Young (E&Y) in New York, is responsible for Avon’s worldwide expatriate tax work.

In the event of severance, tax treatment of any payments made to you will be reviewed and income tax withholding adjusted accordingly, if necessary.

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Hypothetical Tax. As stated above, a hypothetical U.S. tax will be deducted from your total compensation when it is paid to you. As stated, total compensation includes base salary, Management Incentive Plan, LTIP and any other bonuses or performance-related incentives received during your assignment.

•	Social Security. The hypothetical tax deduction does not cover your home country social security obligation. The U.S. payroll department should continue to handle this deduction while you are on

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assignment in the U.K. You will not be responsible for any U.K. social taxes incurred while on assignment. These taxes will be paid on your behalf by the U.K. office.

Differential, Allowances & Assignment Incentive Bonus

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Goods and Services Differential. The goods and services differential is calculated by taking the difference between the goods and services (G&S) index of the host and home location times the amount that someone at your income level and family size would spend on goods and services in the U.S. The portion of your salary used on goods and services in the U.S. is also referred to as your spendable income. It is the U.S. spendable income – not total base salary – that is protected from the higher costs of goods and services abroad. At present, ORC reports a goods & services index for the U.K. above the present cost of living in the U.S. ORC continually monitors exchange rates and movements in the rate of inflation for both countries. Your balance sheet will reflect changes, positive or negative, to your goods & services index and exchange rate only when there is an adjustment for inflation or new pricing surveys are available. Your balance sheet will be updated in April and October of each year.

Initially, your temporary living expenses should be reported through an expense report. You will begin to receive a G&S differential, if applicable, once you are no longer being reimbursed for your living expenses via this method. Please notify Kit Lee of the International Assignments Department when you no longer are reporting your living expenses through an expense report so that any applicable G&S differential can be implemented.

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Host Country Housing Allowance. Avon will be assuming the full cost of your housing in the U.K. including your rent and utilities (excluding telephone), up to a monthly maximum to be determined. Final selection of your housing will be subject to my approval.

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Home Country Housing Charge. A home country housing charge (housing norm) reflects the amount that you would have spent on housing in the U.S. It is based on what someone with your family size and income level would spend on housing in the U.S. as established by our consultants, ORC. Since you will remain personally responsible for your home in the U.S. and it will not be rented, the housing obligation reflecting the amount that you would have spent on housing will not be deducted from your total compensation. You will be required to submit a signed, written affidavit that the home will remain vacant and not generate any rental income while you are on assignment. You undertake the responsibility to immediately notify the Avon-U.S. office and Kit Lee in the International Assignments Department if your situation changes, i.e., you are receiving rental income on your residence, sell it, etc. At the time Avon-U.S. and Kit Lee are notified, a housing deduction will be withheld from your payroll applied from the effective date of the change. Our outside consultants, ORC, will assist us in determining the amount of this deduction.

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Assignment Incentive Bonus. To recognize the personal adjustments inherent with international assignments and to cover miscellaneous costs not otherwise reimbursed, you will receive an assignment incentive bonus. The assignment incentive bonus is equivalent to one month’s base salary. The first assignment incentive bonus will be paid when this letter, signed by all signatories, is returned to Kit Lee and Avon-U.S. and Avon-U.K. To offset your housing expense in the U.K., you will not receive another assignment incentive bonus on the anniversary date of your assignment. You will receive a completion bonus which is also equivalent to one month’s base salary. If you complete your assignment earlier than the scheduled time frame, you will receive a prorated completion bonus. If the assignment is extended, the completion bonus will be paid upon completion of the extended assignment. You will not be responsible for any taxes on the assignment incentive and completion bonuses, i.e., they are not subject to a hypothetical income tax deduction.

FOREIGN SERVICE EMPLOYEE ASSITANCE PROGRAMS

Ben Gallina	Page 4 of 6	April 6, 2006

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Shipment/Storage of Effects. You will be reimbursed for the cost of shipping limited household and personal effects to and from the U.K. Since you are maintaining your home in the U.S., it is understood that you will not require storage. Please contact Dania Cruz-Ponce in the Rye office regarding your move. She can be reached at (914) 935-2860.

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Employee Benefits. During the term of your assignment in the U.K., your benefit coverage will continue as though you were working for Avon-U.S.. This includes medical coverage and any pension coverage. The Avon-U.S. payroll department will continue to handle any payroll deductions required for social security taxes, other mandated contributions and contributions to the Avon-sponsored benefit plans in the U.S.

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Executive Perquisites. During the term of your assignment in the U.K., your executive perquisites will essentially continue as though you were working for Avon in the U.S. They are summarized as follows:

•	Car Lease – Since you have an automobile lease in the U.S., you will be not be provided with a car in the U.K.

•	Financial Counseling – Since E&Y will be preparing your income tax returns for each assignment year, the Financial Planning allowance will be reduced by $3,000 in 2006 to $9,500.

•	Supplemental Life Insurance Policy – You will continue to remain in this policy while you are an active associate.

•	Personal Auto Insurance – This is available for cars in the U.S. only.

•	Excess Liability Insurance – You can continue to take advantage of the excess liability insurance as long as you maintain your U.S. residence.

•	Home Security – You will continue to be eligible for the home security perquisite.

•	Executive Health Examination - You will continue to be eligible to receive the annual executive health examination benefit.

Please contact Diane Abbriano, Manager of Executive Perquisites, if you have any questions regarding your executive benefits. She may be reached at (212) 282-5459.

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Work Permit/Visa. The Human Resources Department in the U.K. will ensure all appropriate immigration documents, visas, and work permits are obtained to facilitate your stay in the U.K. Please contact Daniela Menzky for the necessary details.

•	Medical Treatment/Emergency Evacuation. You are covered under the Company’s emergency evacuation policy (“SOS”), should such a situation arise. Details of such a policy will be sent to you shortly.

•	Host Country Transportation. Since you have decided to lease a car in the U.S., you will not be provided with a car in the U.K.

•	Club Membership. As a social outlet, you will be reimbursed for membership in a local club. Please contact Daniela Menzky before making any arrangements.

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Miscellaneous Relocation Allowance. You will receive a relocation allowance equivalent to one month’s base salary when you relocate upon your acceptance of this assignment. Upon your return to the U.S. or your reassignment to another location you will receive another one month’s base salary as a relocation allowance. This allowance is intended to cover expenses such as, but not limited to, tips paid to the moving crew, purchase of transformers, additional luggage, minor appliances, etc. The relocation allowance is paid to you free of taxes, i.e., it is not subject to hypothetical income tax.

•	Home Leave/Vacation. You will be entitled to vacation according to the policy in the U.S. From the entitlement, you will be authorized one round-trip per year to a destination of your choice. Such

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airfare, however, is not to exceed the equivalent cost of returning to the U.S., via the most direct route available.

Should your son attend college on a full-time basis your assignment outside the host location, he will be entitled to two visits to the U.K. instead of the one trip noted above. Direct route, advance purchase, economy tickets, where applicable, should be used.

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Destination Assistance/Cross Cultural Orientation. On-site relocation and settling-in assistance in the U.K. and cross-cultural orientation concerning living in the U.K. will also be provided to you through the services of consultants as appointed by Daniela Menzky. Please contact Daniela for further instructions.

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Expense Reimbursements. Your airfare and expenses in traveling to the U.K. for your pre-assignment visit and for the commencement of your assignment will be reimbursed to you. In addition, upon arriving in the U.K., your temporary living costs will be reimbursed to you. These expenses should be reported to U.K. HR through an expense report. Once you move into permanent housing, please notify Kit Lee and Avon-UK HR so that any applicable G&S differential can be implemented.

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Provision of Major Appliances. You will be reimbursed for major appliances you are required to purchase, if major appliances are not provided with your new residence. Upon completion of your assignment, any items purchased for your use for work purposes will become the property of Avon. Upon completion of your assignment, you will be given the opportunity to purchase them at a fair market price should you desire to do so. Please refer to the International Assignment Handbook or contact Daniela Menzky about the definition of major appliances.

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Personal Property & Liability Insurance. Avon has arranged Personal Property Insurance and Personal Liability Insurance for its expatriate associates on foreign assignment. Personal belongings that are usual to a household or dwelling are covered while at the foreign residence. These belongings must be at an Avon sponsored host country dwelling, which the associate uses as their primary residence. You will be required to complete an inventory list and submit it to UNIRISC, Avon’s insurance administrator, and to Global Risk Management in New York for this coverage to apply. You are also covered for personal liability insurance. You will be provided with a coverage plan description and instructions within several weeks of your move. Please contact Lisa Shimborski of the Global Risk Management department at (212) 282-5098 if you have any questions.

DATA PRIVACY

During the assignment, your personal information will be collected and stored electronically in order to process salary payments, track your assignment details and generate other reports. By signing this letter, you expressly consent to the transfer of any information by Avon to related companies, including HRToolbox (located in the United States). If you do not wish to have your data stored in this fashion, please contact Kit Lee in the Corporate office.

EMPLOYMENT CONSIDERATIONS

It is understood that in accepting this assignment, the terms and conditions are to be kept strictly confidential and to be the basis of your employment in the U.K. It is also understood that you will continue to adhere to the spirit of Avon policies, and that Human Resources policies governing compensation and benefits as they relate to your particular case will be determined by reference to Avon-U.S.’s practices rather than the U.K.’s practices. It is also understood that all of the items covered in this letter are subject to your continued satisfactory performance.

PERFORMANCE AND REPATRIATION

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Should you terminate while abroad, either at your own or Avon’s election, Avon will pay repatriation expenses for you and your household goods in accordance with policy guidelines. Expenses to your point of origin (U.S.) would be paid, provided you return to that point within 30 days of termination. Of course, repatriation expenses would not be paid if you were to stay in the U.K. or if you were to be employed by another company.

Upon successful completion of your assignment as the Senior Vice President of Western Europe, Middle East and Africa and China, it is our current intent to offer you a position comparable to what you had prior to this assignment. Of course, any such offer would be dependent on market conditions, Avon’s business structure and other circumstances that cannot be known at this time.

Ben, I believe we have covered the pertinent points of your transfer. After you have reviewed this agreement, please sign the enclosed two copies of this letter and send one to Kit Lee in New York. The other copy may be retained for your files. I wish you the best in your new assignment.

Sincerely,

/s/ Andrea Jung
Andrea Jung
Chairman & Chief Executive Officer

Reviewed and agreed

/s/ Ben Gallina	4/7/06
Ben Gallina	Date

cc:	D. Menzky, L. Alziari, K. Lee, M. Pascual (E&Y)

NOTE: All costs of this assignment will be charged to Avon Western Europe.